As Filed with the Securities and Exchange Commission on July 28, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INOVIO BIOMEDICAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	3841	33-0969592
(State or other jurisdiction of incorporation	(Primary Standard Industrial	(I.R.S. Employer
or organization)	Classification Code Number)	Identification Number)

11494 Sorrento Valley Road

San Diego, California 92121

Telephone (858) 597-6006

Facsimile (858) 597-0451

(Address including zip code and telephone number of Principal Executive Offices)

AMENDED 2000 STOCK OPTION PLAN

(as amended by the Board of Directors through May 6, 2006 with approvals by stockholders through May 5, 2006)

(Full Title of the Plan)

Avtar Dhillon

Chief Executive Officer and President

11494 Sorrento Valley Road

San Diego, California 92121

Telephone (858) 597-6006

Facsimile (858) 597-0451

(Name, address, including zip code and telephone number of agent for service)

Copies to

Mark A. Klein, Esq.

Kirkpatrick & Lockhart Nicholson Graham LLP

10100 Santa Monica Blvd., 7th Floor

Los Angeles, CA  90067

Telephone (310) 552-5000

Facsimile (310) 552-5001

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, $0.001 par value(2)	2,391	(3)	$2.89	$6,910	$0.74
Common Stock, $0.001 par value(2)	117,423		$2.23	$261,853	28.02
Common Stock, $0.001 par value(2)	882,577		$2.03	$1,791,631	191.70
Total					$220.46

(1)                                  Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933, based on the exercise price of outstanding options and the average of the high and low prices on the American Stock Exchange on July 24, 2006 as to options not yet granted.

(2)                                  Each share of common stock issuable upon exercise of an option includes an associated right to purchase common stock in accordance with registrant’s Amended and Restated Shareholder Rights Agreement.

(3)                                  Includes 2,391 shares underlying stock options originally covered by registrant’s stock option plans adopted prior to the 2000 Stock Option Plan, which options were rolled into the 2000 Stock Option Plan when adopted.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in this Part I are being separately provided to the Registrant’s employees, officers, directors and consultants as specified by Rule 428(b)(1) of the Securities Act of 1933.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.              Incorporation of Documents by Reference.

The documents listed in paragraphs (a) through (c) below have been filed with the Securities and Exchange Commission (the “Commission”) and are hereby incorporated by reference into this Registration Statement.  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereto from the date of filing of such documents.

(a)                                  Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Commission on March 16, 2006;

(b)                                 All other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by  registrant’s document referred to in (a) above; and

(c)                                  The description of the Registrant’s common stock contained in Registrant’s Registration Statement on Form 8-A, as filed with the Commission on December 4, 1998 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4.              Description of Securities.

Not applicable.

Item 5.              Interests of Named Experts and Counsel.

Not applicable.

Item 6.              Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant’s bylaws provide for the indemnification of the Registrant’s directors to the fullest extent permitted by the Delaware General Corporation Law.  The Registrant’s bylaws further provide that the Registrant’s Board of Directors has sole discretion to indemnify its officers and other employees.  The Registrant may limit the extent of such indemnification by individual contracts with its directors and executive officers, but have not done so.  The Registrant is not, however, required to indemnify any director or executive officer in connection with any proceeding initiated by the Registrant and approved by a majority of its Board of Directors, that alleges (a) unlawful misappropriation of corporate assets, (b) disclosure of confidential information or (c) any other willful breach of such director or executive officer’s duty to the Registrant or its stockholders.  The Registrant is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the Registrant’s bylaws or otherwise.

Item 7.              Exemption From Registration Claimed.

Not applicable.

Item 8.              Exhibits.

Exhibit Numbers	Description
4.1	Amended 2000 Stock Option Plan (as amended by the Board of Directors through May 6, 2006 with approvals by stockholders through May 5, 2006)
4.2

Forms of Incentive and Nonstatutory Stock Option Agreements used in connection with the 2000 Stock Option Plan (incorporated by reference to exhibit number 99.2 of the Registrant’s Registration Statement on Form S-8 (File No. 333-58168) filed with the Securities and Exchange Commission on April 2, 2001)

5.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (Included on the signature page of this registration statement)

Item 9.              Undertakings.

The undersigned Registrant hereby undertakes:

(1)                                  To  file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)                                  That,  for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.                                          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.                                       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.                                    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.                                   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 28th day of July, 2006.

INOVIO BIOMEDICAL CORPORATION

By:	/s/ AVTAR DHILLON
Avtar Dhillon
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Avtar Dhillon as his true and lawful attorney-in-fact and agent, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ AVTAR DHILLON	Chief Executive Officer,	July 28, 2006
Avtar Dhillon	President and Director
(Principal Executive Officer)

/s/ PETER D. KIES	Chief Financial Officer	July 25, 2006
Peter D. Kies	(Principal Financial Officer and Principal
Accounting Officer)

/s/ JAMES L. HEPPELL	Director	July 25, 2006
James L. Heppell

/s/ FELIX THEEUWES	Director	July 28, 2006
Felix Theeuwes

/s/ TAZDIN ESMAIL	Director	July 24, 2006
Tazdin Esmail

/s/ SIMON X. BENITO	Director	July 24, 2006
Simon X. Benito

/s/ RIAZ BANDALI	Director	July 25, 2006
Riaz Bandali

EXHIBIT INDEX

Exhibit Numbers	Description
4.1	Amended 2000 Stock Option Plan (as amended by the Board of Directors through May 6, 2006 with approvals by stockholders through May 5, 2006)
5.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm